Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated May 13, 2025)

SCILEX HOLDING
COMPANY
Up to 1,594,207 Shares of Common
Stock
Up to 198,810 Shares of Common Stock Issuable Upon the Exercise of
Warrants
Up to 1,402,955 Warrants
________________

This prospectus supplement supplements the prospectus dated May 13, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 3 was filed with the Securities and Exchange Commission on May 7, 2025 and declared effective by the Securities and Exchange Commission on May 13, 2025. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 23, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 198,810 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 40,085 shares of Common Stock issuable upon the exercise of 1,402,955 private placement warrants at an exercise price of $402.50 per whole share (the “Private Warrants” and such shares issuable upon exercise, the “Private Warrant Shares”) representing certain Private Warrants that were originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) and (ii) 158,725 shares of Common Stock issuable upon the exercise of 5,555,354 public warrants at an exercise price of $402.50 per whole share (the “Public Warrants” and such shares issuable upon exercise, the “Public Warrant Shares” and such Public Warrants together with the Private Warrants, the “SPAC Warrants” and such shares underlying the SPAC Warrants, the “SPAC Warrant Shares”). The Public Warrants were originally sold to the public investors in connection with the initial public offering of units of Vickers at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers, on a pre-Reverse Stock Split basis (as defined below).

As a result of the reverse stock split described elsewhere in the Prospectus, each SPAC Warrant entitles the holder thereof to purchase 1/35th of a share of our Common Stock at a price of $402.50 per whole share (provided that in no event shall the holder of any such warrants be entitled, upon the exercise of such warrants, to receive a fractional interest in a share of Common Stock upon such exercise and the Company shall, upon such exercise, round up to the nearest whole number of shares of Common Stock to be issued to such holder). We will not receive the proceeds from the resale of the Private Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the SPAC Warrants.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by:

(a)
the selling stockholders named in the Prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 1,594,207 shares (the “Resale Shares”) of our Common Stock, consisting of:
(i)
up to 41,082 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd and Suneel Kaji (collectively, the “Sponsors”), consisting of shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers Vantage Corp. I at a purchase price of $0.245 per ordinary share) in connection with the Domestication (as defined below) and the

Business Combination and shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $350.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;
(ii)
up to 1,513,040 shares of Common Stock (the “Merger Shares”) originally issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $350.00 per share, of which 1,458,263 shares were subsequently transferred to and are held by SCLX Stock Acquisition JV, our wholly owned subsidiary (“SCLX JV”), and 54,777 shares are held by Sorrento in abeyance for the benefit of certain holders of warrants to purchase shares of common stock of Sorrento; and
(iii)
up to 40,085 Private Warrant Shares issuable upon the exercise of the Private Warrants at an exercise price of $402.50 per whole share; and
(b)
the selling warrantholders named in the Prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 1,402,955 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant). In connection with the Reverse Stock Split, the SPAC Warrants (which include the Private Warrants) were adjusted in accordance with their terms such that the number of outstanding SPAC Warrants was unchanged, and each SPAC Warrant now entitles the holder to purchase 1/35th of a share of Common Stock at an exercise price of $402.50 per whole share (provided that in no event shall the holder of any such warrants be entitled, upon the exercise of such warrants, to receive a fractional interest in a share of Common Stock upon such exercise and the Company shall, upon such exercise, round up to the nearest whole number of shares of Common Stock to be issued to such holder).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On June 23, 2025, the last reported sales price per share of our Common Stock was $4.98. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On June 23, 2025, the closing sale price per warrant of our Public Warrants was $0.0855.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectus and this prospectus supplement reflects the effect of the Reverse Stock Split. The Company’s historical financial statements included in the Prospectus and this prospectus supplement do not reflect the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 23 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

(650) 516-4310

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $402.50	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 20, 2025, Scilex Holding Company (the “Company”) reconvened its 2025 Annual Meeting of Stockholders (the “Meeting”). At the Meeting, a total of (i) 29,057,097 shares of the Company’s Series A preferred stock, $0.0001 par value per share (the “Series A Preferred Stock”), or 100% of the 29,057,097 shares of Series A Preferred Stock, issued and outstanding, and (ii) 4,678,182 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), or approximately 67.3% of the 6,951,622 shares of Common Stock, issued and outstanding, both as of the close of business on May 15, 2025, the record date for the Meeting, were represented virtually or by proxy.

The holder of Series A Preferred Stock was entitled to vote, together with the holders of Common Stock and not separately as a class, on an as converted to Common Stock basis for an aggregate of 922,447 votes as a result of the adjustments to the deemed conversion price of such preferred stock in accordance with the Certificate of Designations of Series A Preferred Stock, filed with the Delaware Secretary of State on November 10, 2022.

At the Meeting, the Company’s stockholders considered two proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 16, 2025.

Set forth below is a brief description of each proposal voted upon at the Meeting and the voting results with respect to each proposal.

Proposal No. 1: To elect the following nominees as Class III directors to serve until the Company’s 2028 Annual Meeting of Stockholders.

Nominee	For	Withhold	Broker Non-Votes
Jaisim Shah	3,537,589	323,203	1,739,837
Henry Ji, Ph.D.	3,433,624	427,168	1,739,837

Proposal No. 2: To ratify the appointment of BPM LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025.

For	Against	Abstentions
5,354,958	166,743	78,928

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
Date: June 23, 2025	Title:	Chief Executive Officer and President